Exhibit 8.1

The following table sets forth the significant subsidiaries owned, directly or indirectly, by us.

Name	Place of incorporation	Percentage of equity interest held
SUBSIDIARIES:

Global Appliances Holdings Limited	British Virgin Islands	100.0%

Global Display Holdings Limited	British Virgin Islands	100.0

Lite Array Holdings Limited	British Virgin Islands	100.0

Dongguan Wing Shing Electrical Products Factory Company Limited	China	100.0

Dongguan Lite Array Company Limited	China	100.0

Dongguan Litewell (OLED) Technology Co., Ltd.	China	100.0

Global Digital Imaging Limited (Formerly known as Global Display Limited)	Hong Kong	100.0

Global-Tech USA, Inc.	United States	100.0

MasterWerke Limited	United States	100.0

GT Investment (BVI) Limited	British Virgin Islands	100.0

Kwong Lee Shun Trading Company Limited	Hong Kong	100.0

Pentalpha Enterprises Limited	Hong Kong	100.0

Pentalpha Hong Kong Limited	Hong Kong	100.0

Pentalpha Macau Commercial Offshore Limited	Macau	100.0

Wing Shing Overseas Limited	British Virgin Islands	100.0

Wing Shing Products (BVI) Company Limited	British Virgin Islands	100.0

Global Auto Limited (Formerly known as Lite Array (OLED) H.K. Limited)	Hong Kong	100.0

Global Optics Limited	Hong Kong	100.0

Winway Technology Development Limited	Hong Kong	83.33

Consotium Investment (BVI) Limited	British Virgin Islands	100.0

Global Rich Innovation Limited	Hong Kong	100.0

Lite Array, Inc	United States	76.75

Global Lite Array (BVI) Limited	British Virgin Islands	76.75

Lite Array OLED (BVI) Company Limited (Formerly Known as Lite Array (BVI) Company Limited)	British Virgin Islands	76.75